Exhibit 10.9

Summary of Non-Employee Director Compensation Arrangements
Pursuant to the compensation program for non-employee directors approved by the board of directors of Match Group, Inc. (“Match Group”) and effective immediately prior to the commencement of trading on November 19, 2015 (the “Director Compensation Program”), each non-employee director receives an annual retainer fee of $50,000 and the Chairpersons of the Audit and Compensation Committees each receive an additional annual retainer of $20,000.  Members of the Audit and Compensation Committees (including the Chairpersons) receive an additional annual retainer of $10,000 and $5,000, respectively.
        In addition, non-employee directors receive a grant of restricted stock units with a dollar value of $250,000 upon their initial election to the board of directors and annually thereafter upon their re-election to the board of directors on the date of Match Group's annual meeting of stockholders. The terms of these restricted stock units provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of board service and (iii) full acceleration of vesting upon a change in control of Match Group. Match Group also reimburses non-employee directors for all reasonable expenses incurred by such directors as a result of attendance at Match Group board and committee meetings.
For purposes of the Director Compensation Program, non-employee directors are those directors who are not employed by (or otherwise providing services to) Match Group or IAC/InterActiveCorp.